TEXT OF ARBITRATION PANEL DECISION
     In the above-entitled matter, Nextel Partners, et al. (“NP”), Petitioners, have filed a Petition for Preliminary Injunction in Aid of Arbitration Pursuant to CPLR § 7502(c) against Nextel Communications, et al. (“NC”), Respondents. The matter was thoroughly briefed by both sides, together with numerous exhibits and declarations, and was argued in person at the JAMS office, 2

Embarcadero Center, Suite 1100, San Francisco, California, on August 25, 2005.
     NP’s motion results from NC’s recent merger with Sprint and the fact that subsequent to the merger NC made material changes in the Nextel brand both NP and NC had been using, i.e., this new company’s ads and its logos now use the combined names of Sprint and Nextel such as “Sprint Together With Nextel,” and also use the black and yellow colors heretofore used by Nextel. NP contends that as a result of the Joint Venture Agreement (“JVA”) it signed with NC on or about January 29, 1999, NC has an obligation to either allow NP 1) to use the new Sprint/Nextel logo or 2) to use or sell Nextel products only under the Nextel brand name and not under the “Sprint/Nextel” brand.
     The essence of Petitioners’ motion is that under the terms of the JVA Petitioner has a contractual right during the term of this Agreement to be able to use the precise branding name used by Respondents and that by not allowing them to use the same name NC is now using, NC has breached the contract.
LAW
     By virtue of the JVA, New York law is applicable here. When it comes to the granting or denial of injunctive relief, New York law is similar to that of the law in many jurisdictions, including federal case law. The standard for granting injunction is that the petitioner bears the burden of showing three factors, namely, 1) the likelihood of success on the merits,
2) irreparable injury absent granting the preliminary injunction, and 3) a balancing of the equities favoring said injunctive relief.
“Of course, beyond showing an intentional misuse of the taxing power, the taxpayer would have to meet the usual requirements to be entitled to temporary injunctive relief, to wit: (1) the likelihood of success on the merits; (2) irreparable injury absent granting the preliminary injunction; and (3) a balancing of the equities. (See, e.g., Nassau Roofing & Sheet Metal Co. v. Facilities Dev. Corp., 70 A.D.2d 1021, 418 N.Y.S.2d 216; Tucker v. Toia, 54 A.D.2d 322, 388 N.Y.S.2d 475; Albini v. Solork Assoc., 37 A.D.2d 835, 326 N.Y.S.2d 150.)”
Grant v. Srogi, 52 N.Y.2d 496, 420 N.E.2d 953, 438 N.Y.S.2d 761.
“A preliminary injunction may be granted under CPLR article 63 when the party seeking such relief demonstrates: (1) a likelihood of ultimate success on the merits; (2) the prospect of irreparable injury if the provisional relief is withheld; and (3) a balance of equities tipping in the moving party’s favor (Grant Co. v. Srogi, 52 N.Y.2d 496, 517, 438 N.Y.S.2d 761, 420 N.E.2d 953.)”
Ct. of Appeals of NY, et al., v. Axelrod, 73 N.Y.2d 748, 532 N.E.2d 1272, 536 N.Y.S.2d 44.
     Accordingly, we turn to the first requirement which is whether Petitioners have shown likelihood of success on the merits on their aforestated contract claim against Respondents, i.e., is there sufficient evidence of a breach by NC.
     In response to a question from the Panel as a whole, Petitioners’ attorney stated that the precise provisions of the JVA that give NP the rights alleged are Section C of the Recital, Section 2.6 (any service, product or systems that NC makes available to its affiliates are required to be made available to NP, i.e. no discrimination), Section 8.1A, which relates to services offered under the licensed mark, Section 8.3, which relates to creative services, and Section 10.11 of the TLA which cross-references Section 2.6 of the JVA (Non-Discrimination). The Panel unanimously finds that the Joint Venture Agreement and the sections pointed to by Petitioners do not appear to support Petitioners’ argument. In fact, it is only Recital Section C that refers to the fact that the parties will be operating “under the same national brand,” but it should be noted that is listed as one of the benefits of the parties working together, rather than an obligation of NC. In short, the Arbitrators find that there is nothing in the Agreement that says that if Respondents are using a different mark, and they are unable to allow Petitioners to use said mark, then Respondents are barred from using it.

In fact, using Section 8.1 as an example, all it says is that if NC elects to make a material change in the brand identity, NP will be required to implement the change also and NC cannot force NP to use this mark unless they are “afforded the right to use that name or mark on the same terms.” This does not give to NP the rights it contends it has in this motion.
     Accordingly, the Arbitrators unanimously find that Petitioners have failed to meet their burden on the first prong of the requirement for a preliminary injunction, namely, the “likelihood of success on the merits” on their contractual claim. FTNT 1 & FTNT 2
     Accordingly, for reasons stated herein in some detail, it is the Panel’s unanimous decision:
     1. To deny NP’s request that NC be enjoined from changing its brand identity without making it available to NP; and
     2. To deny NP’s request enjoining NC from marketing or selling IDEN products or services under a logo which includes the Sprint name and black and yellow colors.
     These were the main issues addressed in the lengthy hearing on August 25, 2005. The two other issues raised in NP’s papers, i.e.

          a) The handling of national accounts, and
          b) Concern over breaches of confidentiality will be reserved by the panel for future ruling if necessary. If these matters continue to be disputed or material or unable to be worked out by the parties themselves then Counsel are to promptly contact the panel.
     DATED: September 1, 2005.
FTNT 1: The Panel also has serious questions about the issue of irreparable harm because of the fact that the Joint Venture Agreement contains a “put” or a buyout provision by NC of NP in the event of a sale of Respondents to another company and the evidence or declarations offered at the hearing indicate that will most probably be accomplished within the next year. Petitioners’ claims of irreparable harm are a) confusion to customers and b) diminution of the Nextel brand name which often can be considered as factors that can cause irreparable harm. However, the dispute here, in light of the “put,” is about valuation of NP in light of the merger and the use by NC of a new brand logo not available to NP. If Petitioners turn out to be correct and prevail in their contractual claim, and as a result of contract breaches they receive less value under the “put,” that can be clearly remedied by a monetary award.
FTNT 2: The Arbitration Panel does find that Petitioners have made a case of likelihood of success on the merits on their claim that Respondents are violating Section 2.6 of the Joint Venture Agreement because they are making available to their affiliates the new brand logo but are not making it also available to Petitioners. They have an obligation under the discrimination clause if they provide any products, services or systems to their affiliates that they provide the same to Petitioners. Once again, however, we have the problem of NP demonstrating irreparable harm (FTNT 1). It would appear that any loss during the “put” process period and by diminution of value through a lower “put” price arising from the discrimination; violation of the contract can be remedied by a monetary award.

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